                                                                   EXHIBIT 99.1



      PRISON REALTY TRUST, INC. ANNOUNCES POSITIVE TRENDS IN CCA OCCUPANCY

NASHVILLE, Tenn., May 21/PRNewswire/ -- In an effort to dispel unsubstantiated rumors involving inmate sourcing and occupancy levels, Prison Realty Trust, Inc., a Maryland corporation ("Prison Realty" or the "Company") (NYSE: PZN), today announced selected occupancy data related to the Company's primary tenant, Corrections Corporation of America ("CCA") and the two service companies affiliated with the Company, who together operate under the name of Corrections Corporation of America. These entities provide correctional and detention facility management services to governments under contracts for 81 correctional and detention facilities with a total design capacity of 71,950 beds, of which 70 facilities with a total design capacity of 51,200 beds are in operation. Corrections Corporation of America's current system-wide occupancy level is 93.2% and the occupancy level for beds contracted for use by federal government agencies is approximately 100%.

Since September 30, 1998, Corrections Corporation of America has opened 6 new facilities and 5 expansions with design capacity of 6,633 beds, including 6,560 beds owned by Prison Realty and managed by CCA. "The large number of new beds brought on-line, coupled with more conservative ramp-up periods, has temporarily lowered occupancy percentages from our historical averages," said Doctor R. Crants, Chairman and CEO of Prison Realty Trust, Inc. and CEO of CCA. "Occupancy rates have increased accordingly as these beds were put in use in the first quarter of 1999. At December 31, 1998, system-wide occupancy was 88.1%, and climbed steadily to its current level of 93.2%. Occupancy for Prison Realty-owned facilities managed by CCA has increased from 80.4% at December 31, 1998 to 88.2% currently, reflective of a disproportionate impact of new beds. For those facilities owned by Prison Realty and managed by CCA which have been open for more than one year, the current occupancy level is 89.0% (91.0% excluding Youngstown) versus 85.2% (87.5% excluding Youngstown) at year end 1998."

               Corrections Corporation of America Occupancy Table*


                          6/30/98     9/30/98     12/31/98    3/31/99     5/17/99
System-wide               95.9%       95.8%       88.1%       91.4%       93.2%

Prison Realty-Owned and   92.4%**     91.4%**     80.4%**     85.4%       88.2%
Managed by CCA

*     Based on occupancy on the specific date cited.

** Consists of facilities that are currently owned by Prison Realty but were owned by CCA at time of measurement.

"In response to questions regarding CCA's ongoing relationship with our federal customers and speculation over facility occupancy levels, I am proud to say that the 8 CCA facilities whose inmates population come primarily from one of the three federal agencies are currently fully occupied. As a group, beds under contract to federal customers have not operated below 95% occupancy this year. Contrary to speculation in the market, CCA is not currently, nor has it ever been subject to a 'freeze' on federal inmates."

"We recently announced a $300 million issue of senior notes. The marketing process for this transaction is proceeding as planned and should conclude with pricing within the next two weeks. The combination of the senior notes and a planned increase in our credit facility to $1 billion fully finances the Company, including the special dividend and capital expenditures, well into the year 2000."

Prison Realty Trust's business is the ownership of correctional and detention facilities. The Company provides financing, design, construction and renovation of new and existing jails and prisons that it leases to both private and governmental managers. Prison Realty Trust currently owns 50 correctional and detention facilities in 17 states, the District of Columbia and the United Kingdom having a total design capacity of 49,000 beds, of which 11 new facilities are under construction. Prison Realty Trust is based in Nashville, Tennessee and plans to qualify as a real estate investment trust under the Internal Revenue Code.

This press release contains forward-looking statements that involve various risks and uncertainties. Actual results could differ materially from those contained in these forward-looking statements due to certain factors. These and other risks and uncertainties are detailed in the Company's reports filed with the SEC.

SOURCE:  Prison Realty Trust, Inc.